EXHIBIT 15.1

AWARENESS LETTER – UNAUDITED INTERIM FINANCIAL INFORMATION

XTO Energy Inc.

Fort Worth, Texas

We are aware that XTO Energy Inc., formerly Cross Timbers Oil Company, has incorporated by reference in this Registration Statement on Form S-4, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, which include our reports dated May 3, 2004, July 30, 2004 and November 4, 2004, covering the unaudited interim financial information contained therein. Pursuant to Rule 436 under the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of that Act.

/s/ KPMG LLP

Dallas, Texas

December 9, 2004